SCHEDULE A

VALUED ADVISERS TRUST

PORTFOLIOS AND CLASSES THEREOF

As amended on December 18, 2017

PORTFOLIO/CLASSES

Golub Group Equity Fund

LS Opportunity Fund

Green Owl Intrinsic Value Fund

Foundry Partners Fundamental Small Cap Value Fund

Sound Mind Investing Fund

SMI Conservative Allocation Fund

SMI Dynamic Allocation Fund

BFS Equity Fund

Dana Large Cap Equity Fund

SMI Bond Fund

SMI 50/40/10 Fund

Dana Small Cap Equity Fund

Belmont Theta Income Fund